Exhibit 99.1

Naugatuck Valley Financial Corporation Reports Second Quarter Results,
Announces Cash Dividend for the Quarter Ended June 30, 2009
And Appoints New Director

Naugatuck, CT, July 27, 2009.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $239,000 for the quarter ended June 30, 2009 versus net income of $602,000 for the quarter ended June 30, 2008, a decrease of $363,000 or 60.3%.  In addition, for the six month period ended June 30, 2009, the Company announced net income of $608,000 compared to net income of $1.1 million for the six months ended June 30, 2008, a decrease of $447,000 or 42.4%.  Earnings per share for the quarter and six months ended June 30, 2009 were $.04 and $.09 respectively, compared to $.09 and $.15 for the quarter and six months ended June 30, 2008.

In addition, the Board of Directors of the Company has declared a cash dividend for the quarter ended June 30, 2009, of $.03 per share to stockholders of record on August 6, 2009.  Payment of the cash dividend will be made on or about September 1, 2009.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, has waived receipt of the dividend.

John C. Roman, President and CEO commented: “Our earnings have been impacted by increases in regular and special assessments charged by the FDIC in support of the deposit insurance fund.  In addition, we have continued to add to our loan loss reserves in this difficult economy.  Despite the decline in the economy, our core earnings have continued to increase as a result of increases in net interest income and expense controls and our asset quality remains strong.  The board has approved a quarterly dividend of $.03 per share to keep dividend payments in line with earnings.”

Net Interest Income

Net interest income for the quarter ended June 30, 2009 totaled $3.7 million compared to $3.5 million for the quarter ended June 30, 2008, an increase of $207,000 or 5.9%.  For the six month period ended June 30, 2009, net interest income totaled $7.4 million compared to $6.8 million for the six months ended June 30, 2008, an increase of $579,000 or 8.5%.  The increase in net interest income is due to an increase in the average balances of interest earning assets of 9.6% and 12.2% for the three and six month periods respectively, partially offset by decreases of 42 basis points and 51 basis points in the average rates earned on these assets over the same periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio.  The average balances in the loan portfolio increased by 15.0% in the three month period and increased by 16.2% in the six month period.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio, due in part to the efforts of our business development officers to grow market share and attract new customers.

The average balances of deposits increased by 12.5% and 13.5% for the three and six month periods respectively.  The average balance of borrowings increased by 4.2% and 13.7% over the same periods.  The average rates paid on these deposits and borrowings decreased by 35 basis points in the three month period and 46 basis points in the six month period, resulting in a decrease in interest expense of $77,000, or 2.3% and $208,000, or 3.0% over the same periods.  The increases in the average balances of deposits and borrowings were primarily used to fund increased loan demand.  The largest increases in deposits were in certificates of deposit and savings accounts, partially offset by decreases in money market accounts and checking accounts.

Credit Quality

The Bank recorded an increase in the provision for loan losses from $113,000 for the three months ended June 30, 2008 to $272,000 for the three months ended June 30, 2009.  For the six months ended June 30, 2009, the Bank recorded a provision of $557,000, compared to $275,000 for the six months ended June 30, 2008.  The increase in the provisions are due to the increasing size of the loan portfolio, a change in the mix of the portfolio towards commercial real estate loans which are generally riskier than one-to-four family loans, and general economic conditions.

Non-performing loans totaled $3.3 million at June 30, 2009 compared to $2.7 million at December 31, 2008.  The increase was primarily in the commercial real estate portfolio.  There was a 15% increase in the level of classified assets from December 31, 2008 to June 30, 2009 resulting from a review of our loan portfolio and general economic conditions.

Noninterest Income

Noninterest income was $645,000 for the quarter ended June 30, 2009 compared to $661,000 for the quarter ended June 30, 2008, a decrease of 2.4%. For the six months ended June 30, 2009 noninterest income was $1.4 million compared to $1.3 million for the period ended June 30, 2008, an increase of 5.1%.  The decrease in the three month period was primarily due to a gain on the sale of investments which was recorded in the 2008 period, combined with lower fees for services related to deposit accounts in the 2009 period.  For the six month period, the largest increases in noninterest income were in gain on sale of investments, increased fees for other services and increased income from bank owned life insurance.  These gains were partially offset by decreases in income from fees for services related to deposit accounts and income from investment advisory services.  The gain on sale of investments was due to the sale of our entire municipal bond portfolio.

Noninterest Expense

Noninterest expense was $3.8 million for the quarter ended June 30, 2009 compared to $3.3 million for the quarter ended June 30, 2008.  For the six months ended June 30, 2009 non-interest expense was $7.4 million compared to $6.5 million for the six months ended June 30, 2008.  The increase in both periods was primarily the result of increased FDIC insurance expenses.  In the second quarter of 2009, the FDIC announced a special assessment of five basis points on each insured institution’s assets minus Tier-1 capital.  The assessment is not payable until September; however it was necessary to record the estimated expense of $250,000 in the second quarter.  For the three months ended June 30, 2009, FDIC insurance expense was $389,000, compared to $13,000 for the three months ended June 30, 2008.  FDIC insurance expense was $625,000 for the six months ended June 30, 2009, compared to $22,000 for the six months ended June 30, 2008.  Additionally, the increases in expense were due to increases in compensation costs, computer processing costs, and office occupancy over the 2008 periods primarily as a result of the opening of our 10th office in the third quarter of 2008.

Selected Balance Sheet Data

Total assets were $537.2 million at June 30, 2009 compared to $535.4 million at December 31, 2008, an increase of $1.8 million or 0.3%.  Total liabilities were $489.3 million at June 30, 2009 compared to $489.8 million at December 31, 2008.  Deposits at June 30, 2009 were $373.7 million, an increase of $10.7 million or 2.9% over December 31, 2008.  Borrowed funds decreased from $119.1 million at December 31, 2008 to $108.3 million at June 30, 2009.  The increase in deposits was primarily used to fund growth in loans and pay off borrowings.

Total stockholders’ equity was $47.9 million at June 30, 2009 compared to $45.6 million at December 31, 2008, due to net income of $608,000 for the six month period, dividends of $289,000 paid to stockholders, a net decrease to the unrealized loss on available for sale securities of $1.9 million and $117,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At June 30, 2009, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

Naugatuck Valley Financial Corporation Appoints New Director

On July 21, 2009, Frederick A. Dlugokecki, Esq., an attorney in Naugatuck, Connecticut, was appointed to the Board of Directors of Naugatuck Valley Financial Corporation, Naugatuck Valley Savings and Loan and Naugatuck Valley Mutual Holding Company.  Mr. Dlugokecki is a 1981 graduate of the Catholic University of American School of Law.  Since 1987 he has maintained a private practice in Naugatuck focusing on real estate, bankruptcy, estate planning and business and tax issues.  John Roman commented, "We are pleased to add Mr. Dlugokecki’s experience and expertise to our Board of Directors.”

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	June 30,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$8,161	$8,214
Investment in federal funds	270	33
Investment securities	51,430	63,844
Loans receivable, net	446,336	431,976
Deferred income taxes	2,798	2,833
Other assets	28,223	28,486
Total assets	$537,218	$535,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$373,705	$363,026
Borrowed funds	108,298	119,148
Other liabilities	7,323	7,623
Total liabilities	489,326	489,797

Total stockholders' equity	47,892	45,589

Total liabilities and stockholders' equity	$537,218	$535,386

SELECTED OPERATIONS DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,007	$6,877	$14,095	$13,724
Total interest expense	3,266	3,343	6,681	6,889
Net interest income	3,741	3,534	7,414	6,835

Provision for loan losses	272	113	557	275

Net interest income after provision for loan losses	3,469	3,421	6,857	6,560

Noninterest income	645	661	1,353	1,287
Noninterest expense	3,796	3,257	7,396	6,464

Income before provision
for income taxes	318	825	814	1,383
Provision for income taxes	79	223	206	328

Net income	$239	$602	$608	$1,055

Earnings per common share - basic and diluted	$0.04	$0.09	$0.09	$0.15

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended June 30,
	2009	2008
	(Unaudited)

Return on average assets	0.18%	0.49%
Return on average equity	1.98	4.78
Interest rate spread	2.84	2.91
Net interest margin	2.94	3.05
Efficiency ratio (2)	86.37	77.45

ASSET QUALITY RATIOS:	At June 30,	At December 31,
	2009	2008
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$3,416	$2,869
Allowance for loan losses as a percent of total loans	0.76%	0.66%
Allowance for loan losses as a percent of
nonperforming loans	102.71%	107.13%
Net charge-offs (recoveries) to average loans
outstanding during the period	0.00%	(0.01	) %
Nonperforming loans	$3,326	$2,678
Nonperforming loans as a percent of total loans	0.74%	0.62%
Nonperforming assets	$3,479	$2,678
Nonperforming assets as a percent of total assets	0.65%	0.50%
(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000